Exhibit 99.1

Investors:

Kyle Bland: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY INC. ANNOUNCES RESIGNATION OF

KAREN B. PEETZ FROM BOARD OF DIRECTORS

Lisle, Ill. (February 19, 2016)- SunCoke Energy, Inc. (NYSE: SXC) announced today that Karen B. Peetz has resigned from the SunCoke Board of Directors, effective immediately, to focus on other professional commitments, including her role as President of The Bank of New York Mellon Corporation (BNY Mellon). Peetz has been a director of SunCoke Energy since June 2012, during which time she served as a member of the Audit and Governance Committees.

“SunCoke’s shareholders, board of directors and management have greatly benefited from Karen’s depth of knowledge and experience,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc. “We deeply appreciate her numerous contributions to the organization and wish her all the best in her future endeavors.”

“It’s been a pleasure working with Fritz and other members of the board and management team, and I believe the company is well positioned to continue delivering against its operational and financial targets as I focus on my responsibilities at BNY Mellon.” said Peetz.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long- term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 54 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

###